Exhibit 5.1

Sedibelo Resources Limited Oak House Hirzel Street St Peter Port Guernsey GY1 3RH	Email STyler@applebyglobal.com Direct Dial +44 (0) 1481 755606 Direct Fax +44 (0) 1481 728 992 Tel +44 (0)1481 755 600 Fax +44 (0) 1481 728 992 Appleby Ref 404149.0003/ST/PP

Guernsey Office

Appleby (Guernsey) LLP

PO Box 56

Hirzel Court

St Peter Port

Guernsey GY1 3BN

Channel Islands

Tel +44 (0)1481 755 600

applebyglobal.com

Guernsey Advocates and Partners

Anthony Williams+

Richard Field+

Stuart Tyler+

Group Partners

Jeremy Berchem*

Richard Sheldon*

[Date] 2022

Dear Sir/Madam

Sedibelo Resources Limited [Sedibelo Platinum Mines Limited] - Company number 54400 (Company)

1.	INTRODUCTION

1.1	We have acted as Guernsey Counsel to the Company in respect of matters of Guernsey law in connection with the filing by or on behalf of the Company of a registration statement on Form F-1, as amended, with reference number 333-[ ] (Registration Statement) with the United States Securities and Exchange Commission (SEC) in respect of an initial public offering of [ ] ordinary shares of no-par value of the Company (Shares).

1.2	In addition to the Registration Statement we have examined copies of the other documents listed in Part 1 of Schedule 1.

1.3	For the purposes of giving this opinion we have carried out the company search and the litigation search fully described in Part 2 of Schedule 1 only.

1.4	Appleby (Guernsey) LLP is a limited liability partnership established to practice in’ and to advise upon the laws of, Guernsey. We express no opinion in respect of any laws other than the laws of Guernsey.

2.	ASSUMPTIONS, reservations and observations

In giving this opinion we have made the assumptions set out in Schedule 2 and the reservations and observations set out in Schedule 3.

3.	OPINION

Based upon and subject to the foregoing and subject to the reservations and observations set out in Schedule 3, we are of the opinion that the Shares, when issued as contemplated by the documents filed as exhibits to the Registration Statement will (a) be validly issued; (b) fully paid (on receipt of the full amount of the consideration expressed to be payable upon subscription for them); and (c)will not be subject to any future call whether on or after their issue by the Company or any creditor of the Company.

Appleby (Guernsey) LLP is a Guernsey registered limited liability partnership with registration number 53. + Member of Appleby (Guernsey) LLP * Admitted in England and Wales

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4.	GUERNSEY LAW

This opinion is limited to matters of, and is interpreted in accordance with, the law of Guernsey as at the date of this opinion and we express no opinion with respect to the laws of any other jurisdiction.

5.	BENEFIT OF OPINION

This opinion is addressed only to the Company but is provided on the basis that we acknowledge that a copy of it will be filed with the SEC and attached as an exhibit to the Registration Statement and may, therefore, be relied upon by third parties.

6.	Consent

We hereby consent to the filing of this opinion letter an exhibit to the Registration Statement and to the reference to our firm as counsel for the Company that has passed on the validity of the Shares appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement or any prospectus filed pursuant to Rule 424(b) with respect thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Yours faithfully,

On behalf of

Appleby (Guernsey) LLP

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Schedule 1

Part 1

Documents examined

1.	The certificate of incorporation of the Company;

2.	The memorandum and articles of incorporation of the Company (Articles);

3.	Minutes (Minutes) of a meeting of the board of directors of the Company (Directors’ Meeting) held on [date];

4.	A notice dated 27th April 2022 notifying the members of the Company of an extraordinary general meeting of the Company to be held on 1st June 2022 incorporating the text of resolutions to be put to that meeting (Resolutions);

5.	Minutes of an extraordinary general meeting of the Company held on 1st June 2022 recording the approval of the Resolutions; and

6.	The register of members of the Company.

Part 2

Searches

1.	A company search against the public register of the Company at the Guernsey Companies Registry on the date hereof; and

2.	An enquiry of the Greffe in Guernsey on the date hereof as to the existence of applications made to the Royal Court of Guernsey in respect of the Company.

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Schedule 2

Assumptions

We have assumed:

3.	Authentic documents: the continuing authenticity, completeness and conformity to original documents of all documents submitted to us as copies and the authenticity and completeness of all documents which have been submitted to us as originals;

4.	Minutes: that the Minutes provide a true record of the proceedings described therein and the resolutions recorded in the Minutes were duly passed at properly convened meetings of duly appointed directors of the Company at which a quorum was present throughout and such resolutions have not been amended, varied, revoked, rescinded or superseded in any respect and are in full force and effect;

5.	Resolutions: that the Resolutions have been duly signed by all the members of the Company and are in full force and effect, have not been amended, varied, revoked, rescinded or superseded in any respect and are the only resolutions passed by the members relating to the matters referred to therein;

6.	Solvency: that the Company is solvent and able to pay its liabilities as they fall due;

7.	Public policy: none of the opinions expressed above will be affected by the laws (including public policy) of any jurisdiction other than Guernsey;

8.	Searches: that the information disclosed by the company search and the Greffe enquiries were and remain accurate and complete; that all information required to be filed with or delivered to the Registrar of Companies or the Greffe in respect of the Company had been so filed or delivered at the time of such search and enquiries, and that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made;

9.	Beneficial ownership: The Company has complied with any and all requests from the Registrar of Beneficial Ownership of Legal Persons for information in respect of the beneficial ownership of the shares in the capital of the Company, so as to permit the Company to comply with the provisions of the Companies Law, the Beneficial Ownership of Legal Persons (Guernsey) Law, 2017, as amended, and the Beneficial Ownership (Definition) Regulations, 2017, as amended. The Company has not received from the BO Registrar any restrictions notice relating to the shares in the capital of the Company, or any of them;

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10.	Directors’ powers: that the powers and authority of the directors of the Company have not been restricted in any way other than as set out in the Articles filed with the Companies Registrar and there are no contractual or similar restrictions binding on the Company or the directors thereof or limitations imposed by regulation or resolution of the shareholders of the Company which would affect this opinion;

11.	Issue of the Shares: that the directors of the Company have properly concluded that the consideration for, and the terms of issue of, the Shares was both fair and reasonable to the Company.

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Schedule 3

Reservations and Observations

Our opinion is subject to the following:

1.	Company search: a company search conducted at the Guernsey Companies Registry is limited in respect of the information it produces. No details of shareholders are provided. There is no requirement to file with the Registrar of Companies information regarding the secretary of a company, or regarding mortgages or charges created by a company (though charges created over immovable property situate in Guernsey are registered with the Royal Court of Guernsey and may be ascertained by conducting a separate search at the Greffe). Time periods are allowed for the filing of documents with the Companies Registrar. Accordingly, for example, a company search does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file. Moreover, a company search carried out in Guernsey is unlikely to reveal any information as to any such procedure commenced in any other jurisdiction.

2.	Greffe Enquiry: an enquiry of the Greffe in Guernsey is limited in respect of the information it produces. Applications made to the Royal Court of Guernsey in respect of a company are only discoverable to the extent that the proceedings are a matter of public record and have been heard at a public sitting of the Court. An enquiry of the Greffe will not disclose, and Greffe members of staff are unable to confirm, the existence of any applications made in camera, as they are not a matter of public record.

3.	Current legal proceedings: there is no formal register of current legal proceedings in Guernsey.

4.	Reclassification of Shares: the Shares are expressed to be of no par value and therefore are not subject to any calls for unpaid capital amounts. The shares may be redenominated at the election by votes cast of more than 75% of the Company’s members to create liability for future amounts to be payable in respect of the Shares.

5.	Directors’ duties: an act of the directors of a company may be set aside by the Guernsey courts in an action brought by, for example, a creditor, shareholder or liquidator, if it were shown that the directors had exercised their powers for improper purposes (with the actual or constructive notice of the other party) or had otherwise breached their directors’ duties.

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